Exhibit 99.1

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Newfield Exploration Reports Fourth Quarter and Full-Year 2013 Results

The Woodlands, Texas – February 25, 2014 – Newfield Exploration Company (NYSE: NFX) today reported its unaudited fourth quarter and full-year 2013 financial results and provided an update on its operations. In a separate release, the Company today also disclosed its year-end 2013 proved reserves. Recent operational highlights are detailed in the Company’s @NFX publication, located on its website.

Newfield will host a conference call at 10 a.m. CST, February 26, 2014. To listen to the call, please visit Newfield’s website at http://www.newfield.com. To participate in the call, dial 719-325-2456.

“In 2013, we focused on superior execution,” said Lee K. Boothby. “Our operating teams delivered exceptional performance. We achieved ‘year one’ targets in our three-year plan and issued guidance through 2016 that combines growth in liquids production and cash flow. The recent sale of our Malaysian business allowed us to reduce our short-term borrowings and accelerate the development of our quality onshore assets. Our focus today is very clear – profitably grow our oil and liquids production in our key U.S. operating areas.”

Mr. Boothby continued, “In a separate release today, we disclosed our year-end 2013 proved reserves. Domestic proved reserves were up 8% year-over-year to 576 MMBOE. More importantly, our domestic pre-tax PV10 value grew 44%, reflecting a 26% increase in domestic liquids reserves. Our proactive steps to accelerate our domestic developments are adding significant value. I’m excited about 2014 and remain confident that our plans will translate into stockholder value.”

Fourth Quarter and Full-Year 2013 Financial Summary

With the recent sale of Newfield’s Malaysian business and the process underway to divest its China business, the financial and operating results for the Company’s international businesses are reported as “discontinued operations.”

For the fourth quarter of 2013, the Company posted net income from continuing operations of $31 million, or $0.23 per diluted share (all per share amounts are on a diluted basis), which includes the impact of an unrealized loss on commodity derivatives of $48 million ($31 million after-tax, or $0.23 per share) and an unrealized loss on auction rate securities of $6 million ($4 million after-tax, or $0.03 per share). The Company reported a net loss of $14 million, or $0.10 per share, from discontinued operations. Excluding the unrealized losses, consolidated net income for the fourth quarter of 2013 would have been $52 million, or $0.38 per share.

Excluding the unrealized losses on commodity derivatives and auction rate securities and discontinued international operations, net income for the fourth quarter of 2013 would have been $66 million, or $0.48 per diluted share. Revenues for the fourth quarter of 2013 were $498 million, excluding $232 million from discontinued operations.

Fourth quarter net cash provided by operating activities before changes in operating assets and liabilities was $398 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

For the full-year 2013, Newfield posted net income of $147 million, or $0.94 per share. Excluding the unrealized losses on commodity derivatives and auction rate securities, net income from continuing operations would have been $213 million, or $1.56 per share. Revenues were approximately $1.8 billion in 2013, excluding approximately $891 million in revenues from discontinued operations. For 2013, income from discontinued operations was $39 million, or $0.14 per share. Full-year EPS was reduced by the $20 million purchase of preferred shares of Newfield China, LDC, a now wholly-owned subsidiary. For 2013, consolidated net cash provided by operating activities before changes in operating assets and liabilities was approximately $1.4 billion.

Fourth Quarter and Full-Year 2013 Production Summary

Newfield’s net production in the fourth quarter of 2013 was 12.8 MMBOE, of which 2.2 MMBOE was from the Company’s international businesses, which are classified as discontinued operations. Domestic liquids production in the fourth quarter was up 11% compared to the third quarter of 2013. The composition of fourth quarter total production was 49% oil, 12% natural gas liquids and 39% natural gas.

For the full-year 2013, Newfield’s production was 48.3 MMBOE, of which 8.2 MMBOE was from the Company’s international businesses.

2013 Operational Highlights

For complete highlights, see the Company’s @NFX publication located on its website.

Anadarko Basin

The Company’s fastest growing region is the Anadarko Basin of Oklahoma. For 2013, Anadarko Basin net production totaled 7.1 MMBOE. Newfield is planning to operate eight rigs in its SCOOP and STACK plays throughout the year and expects to double its 2014 production in the basin to more than 14 MMBOE. Newfield has more than 225,000 net acres in the Anadarko Basin. The SCOOP and STACK plays offer multiple “stacked” geologic horizons for exploitation.

Since late 2013, Newfield has been awaiting the completion of a large, third-party field gathering system upgrade in the SCOOP region. The recent completion of the system will allow Newfield to increase its net sales by approximately 4,500 BOEPD. Current net production in the SCOOP and STACK plays is soon expected to be 31,000 BOEPD. Although the upgrade was completed approximately six weeks late, the delay is not expected to negatively impact the Company’s full-year guidance.

The table below includes a summary of the Company’s 2013 drilling program in the Anadarko Basin:

Well Type	# Wells	Avg. Gross IP (24-HR) BOEPD	Avg. Gross 30-Day BOEPD	Avg. Gross 60-Day BOEPD	Avg. Gross 90-Day BOEPD
SCOOP Wet Gas*	15	1,903	1,439	1,424	1,430
SCOOP Oil	7	1,511	1,106	1,111	1,112
STACK**	8	961	667	608	580
*60 and 90-day rates include 10 wells
**60 and 90-day rates include 7 wells

Williston Basin

Williston Basin net production in 2013 was approximately 4.4 MMBOE, up 40% over 2012. Production from the region exceeded our beginning-of-the-year forecast primarily due to better production from existing “base” wells and the timely completion of pad drilling programs throughout the year.

As Newfield’s Williston Basin program has transitioned to full-field development, significant cost savings have been achieved. Newfield completed 42 wells in 2013 and completed well costs averaged approximately $8.4 million, including about $0.8 million in artificial lift and facilities costs.

The table below includes a summary of Newfield’s 2013 drilling program in the Williston Basin:

Well Type	# Wells	Avg. Gross IP (24-HR) BOEPD	Avg. Gross 30-Day BOEPD	Avg. Gross 60-Day BOEPD	Avg. Gross 90-Day BOEPD
Middle-Bakken*	34	2,233	800	656	574
Three Forks**	8	2,091	678	614	565
*60 and 90-day rates include 31 wells
**60 and 90-day rates include 6 wells

Eagle Ford

Eagle Ford net production in 2013 was 3 MMBOE, up nearly 70% year-over-year. The growth was related to the development of the Company’s West Asherton area, located in Dimmitt County, Texas. Newfield completed 29 wells in the area in 2013. These were primarily super extended lateral (SXL) wells drilled from common pad locations. Newfield has achieved significant operational efficiencies in its Eagle Ford development. Current SXL gross well costs are averaging approximately $7.3 million, including artificial lift and facilities. Well costs are down more than 20% year-over-year.

Uinta Basin

Uinta Basin net production in 2013 was 8.2 MMBOE. The Company’s 2013 program was balanced between the waterflood development of the Greater Monument Butte Unit (GMBU) and the assessment of high-potential, horizontal plays in the adjacent Central Basin.

In the GMBU, Newfield drilled more than 200 wells as it developed its giant waterflood. Water injection rates in GMBU were increased to nearly 90,000 barrels per day. In addition to the ongoing development on 40 and 20-acre spacing, Newfield also is testing 10-acre spacing in portions of the GMBU.

The following table details our 2013 drilling results in the Central Basin:

Well Type	# Wells	Avg. Gross IP (24-HR) BOEPD	Avg. Gross 30-Day BOEPD	Avg. Gross 60-Day BOEPD*	Avg. Gross 90-Day BOEPD
Uteland Butte SXL	4	1,695	1,100	818	782**
Wasatch XL	5	1,098	849	667	--
*includes 3 wells
** includes 2 wells

The following table depicts our actual production and costs and expenses from continuing operations for 2013, as well as our full-year and first quarter 2014 estimates.

	2201313	2014e14e	1Q14e
Production:
Oil (MMBO)	14.2	16.4 – 18.2	3.8 – 3.9
NGLs (MMBbls)	5.2	7.8 – 8.3	1.5 – 1.7
Natural Gas (BCF)	124	119 - 129	28.5 – 29.0
Total (MMBOE)	40.1	44.0 – 48.0	10.1 – 10.4

Costs and Expenses:*
Total LOE ($MM)	$413	$421	$105
Production & Other Taxes ($MM)**	$67	$118	$29
DD&A Expense ($MM)	$668	$844	$188
General & Administration (G&A), net ($MM)	$219	$207	$52
Capitalized Internal Costs ($MM)	($107)	($118)	($30)
Interest Expense ($MM)	$205	$200	$50
Capitalized Interest ($MM)	($53)	($43)	($12)
Effective Tax Rate	37%	36 – 38%	36 – 38%
*Production, Costs and Expenses are based on continuing operations and Costs and Expenses are expected to be within 7% of the estimates above.
**Assumptions are based on strip pricing of $91.55/Bbl and $4.18/Mmbtu as of January 15, 2014.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. We are focused on North American resource plays and our principal areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans, planned capital expenditures, and estimated production, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions. In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to numerous governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2012 and 2013 Annual Reports on Form 10-K and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors, not discussed in this press release, could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For additional information, please contact Newfield’s Investor Relations department.
Phone: 281-210-5201
Email: info@newfield.com

	4Q13 Actual
4Q13 Actual Results	Domestic (Continuing Operations)	Int'l (Discontinued Operations)	Total

Production/LiftingsNote 1
Crude oil and condensate - MMBbls	4.1	2.2	6.3
Natural gas - Bcf	29.7	0.2	29.9
NGLs - MMBbls	1.5	—	1.5
Total MMBOE	10.6	2.2	12.8

Average Realized PricesNote 2
Crude oil and condensate - $/Bbl	$84.48	$106.79	$92.15
Natural gas - $/Mcf	$3.99	$3.57	$3.98
NGLs - $/Bbl	$33.48	$—	$33.48
Bbl equivalent - $/BOE	$49.57	$105.35	$59.39

Operating Expenses:
Lease operating ($MM)
Recurring	$62.8	$28.5	$91.3
Major (workovers, etc.)	$15.7	$1.7	$17.4
Transportation	$35.6	$—	$35.6

Lease operating (per BOE)
Recurring	$6.08	$12.94	$7.29
Major (workovers, etc.)	$1.52	$0.75	$1.39
Transportation	$3.45	$—	$2.84

Production and other taxes ($MM)	$15.4	$70.2	$85.6
per BOE	$1.49	$31.85	$6.83

General and administrative (G&A), net ($MM)	$59.3	$7.4	$66.7
per BOE	$5.74	$3.38	$5.33

Capitalized internal costs ($MM)			$(36.8)
per BOE			$(2.94)

Interest expense ($MM)			$52.4
per BOE			$4.20

Capitalized interest ($MM)			$(13.4)
per BOE			$(1.07)

______ Note 1: Represents volumes lifted and sold regardless of when produced. Includes natural gas produced and consumed in our operations of 1.5 Bcf during the three months ended December 31, 2013.
Note 2: Average realized prices include the effects of hedging contracts. If the effects of these contracts were excluded, the average realized price for domestic natural gas would have been $3.46 per Mcf and the domestic and total crude oil and condensate average realized prices would have been $83.87 and $91.75 per barrel, respectively. We did not have any hedging contracts associated with NGL production as of December 31, 2013.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share data)
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Oil, gas and NGL revenues	$498	$352	$1,789	$1,476

Operating expenses:
Lease operating	114	101	413	406
Production and other taxes	15	14	67	67
Depreciation, depletion and amortization	186	173	668	683
General and administrative	59	50	219	211
Ceiling test impairment	—	1,488	—	1,488
Other	3	9	3	15
Total operating expenses	377	1,835	1,370	2,870

Income (loss) from operations	121	(1,483)	419	(1,394)

Other income (expense):
Interest expense	(52)	(52)	(205)	(205)
Capitalized interest	13	15	53	68
Commodity derivative income (expense)	(31)	59	(97)	120
Other, net	(5)	13	—	(2)
Total other income (expense)	(75)	35	(249)	(19)

Income (loss) from continuing operations before income taxes	46	(1,448)	170	(1,413)

Income tax provision (benefit)	15	(525)	62	(511)
Income (loss) from continuing operations	31	(923)	108	(902)
Income (loss) from discontinued operations, net of tax	(14)	(479)	39	(282)
Net income (loss)	$17	$(1,402)	$147	$(1,184)

Earnings (loss) per share:
Basic
Income (loss) from continuing operations	$0.23	$(6.86)	$0.80	$(6.70)
Income (loss) from discontinued operations	(0.10)	(3.53)	0.14	(2.10)
Basic earnings (loss) per share	$0.13	$(10.39)	$0.94	$(8.80)
Diluted
Income (loss) from continuing operations	$0.23	$(6.86)	$0.80	$(6.70)
Income (loss) from discontinued operations	(0.10)	(3.53)	0.14	(2.10)
Diluted earnings (loss) per share	$0.13	$(10.39)	$0.94	$(8.80)

Weighted-average number of shares outstanding for basic income (loss) per share	136	135	135	135

Weighted-average number of shares outstanding for diluted income (loss) per share	137	135	136	135

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)
	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$95	$88
Derivative assets	—	125
Other current assets	806	653
Total current assets	901	866

Property and equipment, net (full cost method)	8,275	6,902
Derivative assets	26	17
Other assets	119	127
Total assets	$9,321	$7,912

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Derivative liabilities	$62	$6
Other current liabilities	1,228	953
Total current liabilities	1,290	959

Other liabilities	38	47
Derivative liabilities	—	15
Long-term debt	3,694	3,045
Asset retirement obligations	201	132
Deferred taxes	1,142	934
Total long-term liabilities	5,075	4,173

STOCKHOLDERS' EQUITY
Common stock and additional paid-in capital	1,527	1,487
Accumulated other comprehensive gain (loss)	2	(7)
Retained earnings	1,427	1,300
Total stockholders' equity	2,956	2,780
Total liabilities and stockholders' equity	$9,321	$7,912

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)
	For the Twelve Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$147	$(1,184)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	930	955
Deferred tax provision	143	1
Stock-based compensation	43	35
Commodity derivative (income) expense	97	(120)
Cash receipts on derivative settlements, net	60	135
Ceiling test impairment	—	1,488
Other non-cash charges	14	19
	1,434	1,329
Changes in operating assets and liabilities	11	(182)
Net cash provided by operating activities	1,445	1,147

Cash flows from investing activities:
Additions to oil and gas properties and other	(2,023)	(1,780)
Acquisitions of oil and gas properties	(72)	(9)
Proceeds from sales of oil and gas properties	36	630
Redemptions of investments	1	—
Net cash used in investing activities	(2,058)	(1,159)

Cash flows from financing activities:
Net proceeds under credit arrangements	649	(86)
Proceeds from issuance of senior notes	—	1,000
Repayment of senior subordinated notes	—	(875)
Other	(29)	(15)
Net cash provided by financing activities	620	24

Increase in cash and cash equivalents	7	12
Cash and cash equivalents, beginning of period	88	76

Cash and cash equivalents, end of period	$95	$88

Explanation and Reconciliation of Non-GAAP Financial Measures
Earnings Stated Without the Effect of Certain Items
Earnings stated without the effect of certain items is a non-GAAP financial measure. Earnings without the effect of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effect of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the fourth quarter and full year of 2013 for our continuing operations stated without the effect of certain items to net income is shown below:
	4Q13	2013
	(in millions)
Net income from continuing operations	$31	$108
Net unrealized loss on commodity derivatives(1)	48	157
Unrealized loss on auction rate securities	6	6
Income tax adjustment for above items	(19)	(58)
Earnings stated without the effect of the above items	$66	$213

(1) The determination of "Net unrealized loss on commodity derivatives" for the fourth quarter and full year of 2013 is as follows:

	4Q13	2013
	(in millions)
Commodity derivative expense	$(31)	$ (97)
Cash receipts on derivative settlements, net	(17)	(60)
Net unrealized loss on commodity derivatives	$(48)	$ (157)

Net Cash Provided by Operating Activities Before Changes in Operating Assets and Liabilities
Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles.

A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	4Q13	2013
	(in millions)

Net cash provided by operating activities	$350	$1,445
Net change in operating assets and liabilities	48	(11)
Net cash provided by operating activities before changes
in operating assets and liabilities	$398	$1,434